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                                                                    Exhibit 99.1

                                                                       OTC: WAXX
                                                        http://www.waxmanind.com



[WAXMAN LOGO]
                                                                            NEWS
Waxman Industries, Inc.                                                  RELEASE




                        Waxman Industries, Inc. Announces
         Financial Restructuring Plan to Eliminate $128 Million in Debt


              Plan Includes Divestiture of Interest in Barnett Inc.
              -----------------------------------------------------

Bedford Heights, Ohio -- December 13, 1999 - Waxman Industries, Inc. (OTCBB -WAXX), a holding company for businesses supplying specialty plumbing and other products to the U.S. repair and remodeling market, reported it has reached an agreement with a committee representing its bondholders for the financial restructuring of Waxman Industries. The comprehensive financial restructuring plan contemplates the filing of a plan of reorganization after the sale of the
7.2 million common shares of Barnett Inc. (NASDAQ - BNTT) owned by the Company. The sale proceeds will be used to satisfy all of the Waxman Industries' 12 3/4% Deferred Coupon Notes (the "Deferred Coupon Notes") and Waxman USA's 11 1/8% Senior Notes (the "Senior Notes"), which total approximately $128 million, and to pay taxes and certain transaction related costs.

The plan of restructuring does not involve any of the Company's operating subsidiaries, including Waxman Consumer Products Group, WOC Inc. (parent of Medal Distributing), Western American Manufacturing Inc., or the operations in Taiwan and China (TWI, CWI and Premier Faucet Corporation). The operating subsidiaries, which have their own bank credit facility, will continue to pay all of their trade creditors, employees and other liabilities under normal trade conditions.


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"We believe the agreement with our bondholders and the proactive resolution of the Company's capital issues is welcome news for our customers, vendors and employees, who have consistently supported our efforts to reduce the high level of debt at the holding company." said Armond Waxman, President and Co-Chief Executive Officer. "This plan eliminates nearly all of our long-term debt prior to maturity, and completes the Company's financial restructuring plan that began in 1994. The result will be a much stronger company that has only a small amount of debt."

Mr. Waxman added, "We are grateful for the continuing support of our customers, vendors and employees. We believe these financial transactions will be seamless for all those we deal with in the marketplace, particularly because the restructuring plan does not involve our operating subsidiaries."

Over the past several months, the Company has had discussions with an ad hoc committee of holders of approximately 87% of the Deferred Coupon Notes. As a result of these discussions, the Company has reached an agreement with this committee, pursuant to which the holders of Deferred Coupon Notes will accept, in full settlement of their notes, a portion of the net proceeds from the sale of the Barnett stock, prior to their maturity in 2004. The Senior Notes will be paid in full in cash with interest, as will all bank debt, trade creditors and employees.

The only creditor affected by this settlement is the Company's Deferred Coupon Note holders. After the sale of the Barnett common stock is completed, Waxman Industries Inc. will file a pre-negotiated plan of reorganization with the Bankruptcy Court, that has been jointly developed and will be jointly sponsored by the committee of Deferred Coupon Note holders, in order to more effectively complete the transaction, and to bind the same discount to the remaining Deferred Coupon Note holders. The Company believes that the Joint Plan should proceed quickly because it has the overwhelming support of the Deferred Coupon Note holders, the only impaired class of creditors. The Company expects to complete the Plan by mid- 2000.



CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements on this Press Release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the


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Company and its management. When used in this document, the words "anticipate,"
"believe," "continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its deleveraging strategy, risks associated with currently unforeseen competitive pressures and risks affecting the Company's industry, such as decreased consumer spending, customer concentration issues and the effects of general economic conditions. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.















                            FOR INFORMATION, CONTACT:

AT WAXMAN: (440) 439-1830                AT D. R. MARUSTER & CO.: (330) 278-2386
-------------------------                ---------------------------------------
Armond Waxman, President                 Dale Maruster
Mark Wester, CFO